Exhibit 10.1

THE SECURITIES REPRESENTED BY THIS INSTRUMENT AND THE SHARES PURCHASABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SHARES PURCHASABLE HEREUNDER ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A STOCKHOLDERS AGREEMENT, DATED AS OF JUNE 27, 2008, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

WARRANT

to purchase

Shares of

Senior Convertible Preferred Stock

or

Series B Junior Participating Convertible Preferred Stock

dated as of June 27, 2008

STANDARD PACIFIC CORP.,

a Delaware Corporation

1. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.

“Acquirer” has the meaning set forth in the definition of Warrant Ride-Through Transaction.

“Acquirer Price” has the meaning set forth in Section 14(B).

“Affiliate” has the meaning set forth in Section 1.1 of the Investment Agreement.

“Aggregate Share Cap” has the meaning set forth in Section 19(A).

“Beneficial Owner” has the correlative meaning to “beneficially own” set forth in Section 1.1 of the Stockholders Agreement.

“Board of Directors” has the meaning set forth in Section 1.1 of the Investment Agreement.

“Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires adoption by the Company’s stockholders.

“Business Day” means any day except Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

“Capital Stock” means (A) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (B) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

“Common Consideration” has the meaning set forth in Section 14(B).

“Common Stock” means the common stock of the Company, par value $.01 per share.

“Company” means Standard Pacific Corp., a Delaware corporation, and its successors.

“Current Market Price” means, with respect to a particular security, on any given day, the per share price determined as follows: the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and ask prices regular way, in either case on the principal national securities exchange on which the applicable securities are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, (A) the closing sale price for such day reported by the Nasdaq Stock Market if such security is traded over-the-counter and quoted in the Nasdaq Stock Market, or (B) if such security is so traded, but not so quoted, the average of the closing reported bid and ask prices of such security as reported by the Nasdaq Stock Market or any comparable system, or (C) if such security is not listed on the Nasdaq Stock Market or any comparable system, the average of the closing bid and ask prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Current Market Price of Subject Stock shall be deemed to be the fair value per share of such security as determined in good faith by the Board of Directors. If such date of determination is not a trading day for the principal national securities exchange on which the applicable securities are listed or admitted to trading or such other trading system, then such determination shall be made as of the last trading day of such national securities exchange or other trading system prior to such date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Exercise Price” means $1,344.26 (which represents $4.10 multiplied by the number of shares of Common Stock issuable upon conversion of each share of Series B Preferred Stock), subject to adjustment as set forth herein.

“Expiration Time” has the meaning set forth in Section 3(A).

“Fundamental Change” means the occurrence of one of the following:

(A) Prior to the Mandatory Conversion Date:

i) a “person” or “group” (other than any “person” or “group” including the Investor or any of its Affiliates) within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate Beneficial Owner of common equity of the Company representing more than fifty percent (50%) of the voting power of the outstanding Voting Stock;

(ii) consummation of any consolidation or merger of the Company or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any Person other than any of the Company’s subsidiaries (or the Investor or any of its Affiliates), in each case pursuant to which the Subject Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that Beneficially Owned, directly or indirectly, Voting Stock immediately prior to such transaction Beneficially Own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving Person immediately after the transaction; or

(iii) the Company’s Board of Directors and stockholders approve and adopt a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.

(B) After the Mandatory Conversion Date:

(i) consummation of any consolidation or merger of the Company or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any Person other than one of the Company’s subsidiaries (or the Investor or any of its Affiliates), in each case other than a Warrant Ride-Through Transaction; or

(ii) the Company’s Board of Directors and stockholders approve and adopt a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.

“Governmental Authority” has the meaning set forth in Section 1.1 of the Investment Agreement.

“Investment Agreement” means the Investment Agreement, dated as of May 26, 2008, between the Company and MP CA Homes LLC, as amended, including all schedules and exhibits thereto.

“Mandatory Conversion Date” has the meaning set forth in the Certificate of Designations of the Senior Preferred Stock.

“Mandatory Exercise Period” has the meaning set forth Section 3(C).

“Ordinary Cash Dividends” means a regular quarterly cash dividend out of surplus or net profits legally available therefor (determined in accordance with generally accepted accounting principles, consistently applied) and consistent with past practice. For the avoidance of doubt, any quarterly cash dividends not to exceed $0.06 per share per quarter (subject to adjustment), shall be deemed Ordinary Cash Dividends.

“Original Issue Date” means June 27, 2008.

“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Preliminary Fundamental Change” means, with respect to the Company, (A) the execution of definitive documentation for a transaction or (B) the recommendation by the Board of Directors that stockholders tender in response to a tender or exchange offer, in each case that could reasonably result in a Fundamental Change upon consummation.

“Preliminary Warrant Ride-Through Transaction” means, with respect to the Company, (A) the execution of definitive documentation for a transaction or (B) the recommendation by the Board of Directors that stockholders tender in response to a tender or exchange offer, in each case that could reasonably result in a Warrant Ride-Through Transaction upon consummation.

“Pro Rata Repurchases” means any purchase of shares of Subject Stock by the Company or any Affiliate thereof pursuant to (A) any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or (B) any other offer available to substantially all holders of Subject Stock, whether for cash, shares of Capital Stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including, without limitation, shares of Capital Stock, other securities or evidences of indebtedness of a Company Subsidiary), or any combination thereof, effected while this Warrant is outstanding; provided, however, that “Pro Rata Repurchase” shall not include any purchase of shares by the Company or any Affiliate thereof made in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act. The “effective date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Senior Preferred Stock” means the Senior Convertible Preferred Stock of the Company, par value $.01 per share.

“Series B Preferred Stock” means the Series B Junior Participating Convertible Preferred Stock of the Company, par value $.01 per share.

“Shares” has the meaning set forth in Section 2.

“Stockholders Agreement” means the Stockholders Agreement, between the Company and MP CA Homes LLC, entered into pursuant to the Investment Agreement.

“Subject Stock” means (i) prior to a Mandatory Conversion Date, Senior Preferred Stock and (ii) on and following a Mandatory Conversion Date, Series B Preferred Stock.

“Subsidiary” has the meaning set forth in Section 1.1 of the Investment Agreement.

“Voting Stock” means securities of any class of Capital Stock of the Company entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors.

“Warrantholder” has the meaning set forth in Section 2.

“Warrant” means this Warrant, issued pursuant to the Investment Agreement.

“Warrant Ride-Through Transaction” means the occurrence of the consummation of any consolidation or merger of the Company or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any Person other than one of the Company’s subsidiaries (or the Investor and/or one or more of its Affiliates), in each case pursuant to which, following the consummation of such transaction, the acquiring person, surviving corporation or the parent of the surviving corporation (as the case may be the “Acquirer”) assumes the Company’s obligations under and agrees to be bound by this Warrant and the common stock of such Acquirer is registered with the SEC and listed on a national securities exchange.

2. Number of Shares; Exercise Price. This certifies that, for value received, MP CA Homes LLC, its Affiliates or its registered assigns (the “Warrantholder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from the Company, in whole or in part, fully paid and nonassessable shares (the “Shares”) of (i) prior to a Mandatory Conversion Date, up to an aggregate of 272,670 shares of Senior Preferred Stock and (ii) on and following a Mandatory Conversion Date, Series B Preferred Stock into which such Senior Preferred Stock was converted, each at a purchase price per share of Subject Stock equal to the Exercise Price. The number of Shares and the Exercise Price are subject to adjustment as provided herein, and all references to “Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

3. Exercise of Warrant; Term.

(A) Subject to Section 2 and Section 3(B), to the extent permitted by applicable laws and regulations, the right to purchase the Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time on any Business Day and during regular business hours from and after 9:00 a.m., New York City time, on the date hereof, but in no event later than 5:00 p.m., New York City time, on the seventh anniversary of the Original Issue Date (the “Expiration Time”), by (A) the surrender of this Warrant and Notice of Exercise annexed hereto, duly completed and executed on behalf of the

Warrantholder, at the office of the Company in Irvine, California (or such other office or agency of the Company in the United States as it may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Company), and (B) payment of the Exercise Price for the Shares thereby purchased at the election of the Warrantholder in one of the following manners:

(i) by tendering in cash, by certified or cashier’s check or by wire transfer in immediately payable funds to the order of the Company, or

(ii) by having the Company withhold such number of shares of Subject Stock issuable upon exercise of the Warrant equal in value to the aggregate Exercise Price as to which this Warrant is so exercised. For such purposes, the value of the Subject Stock withheld will be calculated based on the Current Market Price of the Subject Stock on the trading day prior to the date on which this Warrant and the Notice of Exercise are delivered to the Company.

If the Warrantholder does not exercise this Warrant in its entirety, the Warrantholder will be entitled to receive from the Company within a reasonable time, and in any event not exceeding three (3) Business Days after the date of exercise, a new warrant in substantially identical form for the purchase of that number of Shares equal to the difference between the number of Shares subject to this Warrant and the number of Shares as to which this Warrant is so exercised.

(B) Notwithstanding Section 3(A), the ability to exercise the right to purchase Shares represented by this Warrant shall expire as set forth below:

(i) If the trading price of a share of Common Stock as reported on the New York Stock Exchange (or, if the Common Stock is not then-traded on the New York Stock Exchange, such other exchange upon or over the counter market in which the Common Stock is then-traded) exceeds $7.50 for any twenty (20) days of thirty (30) consecutive trading days, the Company shall send notice thereof to the Warrantholder. The right to purchase twenty five percent (25%) of the Shares originally represented by this Warrant (subject to adjustment as set forth in Section 13 through the date of exercise) shall expire at 5:00 p.m., New York City time, on the last day of the Mandatory Exercise Period specified in Section 3(C);

(ii) If the trading price of a share of Common Stock as reported on the New York Stock Exchange (or, if the Common Stock is not then-traded on the New York Stock Exchange, such other exchange upon or over the counter market in which the Common Stock is then-traded) exceeds $9.00 for any twenty (20) days of thirty (30) consecutive trading days, the Company shall send notice thereof to the Warrantholder. The right to purchase an additional twenty five percent (25%) of the Shares originally represented by this Warrant (subject to adjustment as set forth in Section 13 through the date of exercise) shall expire at 5:00 p.m., New York City time, on the last day of the Mandatory Exercise Period specified in Section 3(C);

(iii) If the trading price of a share of Common Stock as reported on the New York Stock Exchange (or, if the Common Stock is not then-traded on the New York Stock Exchange, such other exchange upon or over the counter market in which the Common Stock is then-traded) exceeds $10.50 for any twenty (20) days of thirty (30) consecutive trading days, the

Company shall send notice thereof to the Warrantholder. The right to purchase the remaining fifty percent (50%) of the Shares originally represented by this Warrant (subject to adjustment as set forth in Section 13 through the date of exercise) shall expire at 5:00 p.m., New York City time, on the last day of the Mandatory Exercise Period specified in Section 3(C); and

(iv) For the avoidance of doubt, each of the events in clauses (i), (ii) and (iii) above may occur at the same time.

(C) The “Mandatory Exercise Period” shall mean the later of: (a) the 90th day following the receipt by the Warrantholder of the notice from the Company specified in Sections 3(B)(i), (ii) or (iii), as applicable; (b) if the exercise of this Warrant is prohibited by law, five (5) Business Days after such prohibition has lapsed; or (c) if, prior to the date of the notice from the Company specified in Sections 3(B)(i), (ii) or (iii), as applicable, the Warrantholder has purchased any Capital Stock that would cause the exercise of this Warrant (whether pursuant to Section 3(A)(ii) or otherwise) to subject the Warrantholder to “short-swing” profit disgorgement pursuant to Section 16(b) of the Exchange Act, five (5) Business Days after the period during which such profit disgorgement would be required, not to exceed six (6) months after the date of such notice.

4. Issuance of Shares; Authorization; Listing. Certificates for Shares issued upon exercise of this Warrant will be issued in such name or names as the Warrantholder may designate and will be delivered to such named Person or Persons within a reasonable time, not to exceed three Business Days after the date on which this Warrant has been duly exercised in accordance with the terms of this Warrant. The Company hereby represents and warrants that any Shares issued upon the exercise of this Warrant in accordance with the provisions of Section 3 will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by the Warrantholder or taxes in respect of any transfer occurring contemporaneously therewith). The Company agrees that the Shares so issued will be deemed to have been issued to the Warrantholder as of the close of business on the Business Day on which this Warrant and payment of the Exercise Price are delivered to the Company in accordance with the terms of this Warrant, and notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Shares may not be actually delivered on such date. The Company will at all times reserve and keep available, out of its authorized but unissued Subject Stock, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of shares of Subject Stock issuable upon exercise of this Warrant. The Company will, if the Subject Stock is listed on a stock exchange, (A) procure, at its sole expense, the listing of the Shares and other securities issuable upon exercise of this Warrant, subject to issuance or notice of issuance on all stock exchanges on which the Subject Stock is then listed or traded and (B) use commercially reasonable efforts to maintain a listing of such Shares after issuance. Nothing contained herein shall require the Company to list such Subject Stock if it is not then listed on a stock exchange. The Company will use reasonable best efforts to ensure that the Shares may be issued without violation of any law or regulation applicable to the Company or of any requirement of any securities exchange (if any) on which the Shares are listed or traded.

5. No Fractional Shares or Scrip. No fractional Shares or scrip representing fractional Shares shall be issued upon any exercise of this Warrant. In lieu of any fractional

Share to which the Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment equal to such fractional interest of the Current Market Price of the Subject Stock.

6. No Rights as Stockholders; Transfer Books. This Warrant does not entitle the Warrantholder to any voting rights or other rights as a stockholder of the Company prior to the date of exercise hereof. The Company will at no time close its transfer books against transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.

7. Charges, Taxes and Expenses. Issuance to the Warrantholder of certificates for Shares upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.

8. Transfer/Assignment. Subject to compliance with the terms and conditions of the Stockholders Agreement, without obtaining the consent of the Company to assign or transfer this Warrant, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, and a new warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of one or more transferees, upon surrender of this Warrant, duly endorsed, to the office or agency of the Company described in Section 2. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 8 shall be paid by the Company.

9. Exchange and Registry of Warrant. This Warrant is exchangeable, upon the surrender hereof by the Warrantholder to the Company, for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of Shares. The Company shall maintain a registry showing the name and address of the Warrantholder as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

10. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of an indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new warrant of like tenor and representing the right to purchase the same aggregate number of Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.

11. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

12. Rule 144 Information. The Company covenants that it will use its commercially reasonable efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Warrantholder, use all commercially reasonable efforts to make publicly available such information as necessary to permit sales pursuant to Rule 144 under the Securities Act), and it will use commercially reasonable efforts to take such further action as any Warrantholder may reasonably request, in each case to the extent required from time to time to enable such holder to sell this Warrant without registration under the Securities Act within the limitation of the exemptions provided by (A) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (B) any similar rule or regulation hereafter adopted by the SEC. Upon the written request of any Warrantholder, the Company will deliver to such Warrantholder a written statement as to whether it has complied with the requirements of such exemptions.

13. Adjustments and Other Rights. The Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided that no single event shall be subject to adjustment under more than one subsection of this Section 13 so as to result in duplication:

(A) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (i) declare a dividend or make a distribution on its Subject Stock in shares of Subject Stock, (ii) subdivide or reclassify the outstanding shares of Subject Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Subject Stock into a smaller number of shares, the number of Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder after such date shall be entitled to purchase the number of shares of Subject Stock which such holder would have owned or been entitled to receive after such date had this Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the issuance giving rise to this adjustment by (y) the new number of Shares issuable upon exercise of this Warrant determined pursuant to the immediately preceding sentence.

(B) Other Distributions. In case the Company shall fix a record date for the making of a distribution to all holders of shares of its Subject Stock (i) of shares of any class other than its Subject Stock, (ii) of evidence of indebtedness of the Company or any Company Subsidiary, (iii) of assets (excluding Ordinary Cash Dividends, and dividends or distributions referred to in Section 13(A)), or (iv) of rights or warrants, in each such case, the Exercise Price in effect prior thereto shall be reduced immediately thereafter to the price determined by multiplying such Exercise Price by a fraction determined by dividing (x) an amount equal to the difference resulting from (1) the number of shares of Subject Stock outstanding on such record date multiplied by the Current Market Price on such record date, less (2) the fair market value (as reasonably determined by the Board of Directors) of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed, by (y) the number of shares of Subject Stock outstanding on such record date multiplied by the Current Market Price on such record date; such adjustment shall be made successively whenever such a record date is fixed. In such event, the number of Shares issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the issuance giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. In the event that such distribution is not so made, the Exercise Price and the number of Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board of Directors determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed. Notwithstanding anything contained herein, no adjustment to the Exercise Price or the number of Shares issuable upon exercise of this Warrant shall be made hereunder in connection with the rights offering of the Company to the Company’s stockholders as contemplated by the Investment Agreement.

(C) Certain Repurchases of Subject Stock. In case the Company effects a Pro Rata Repurchase of Subject Stock, then the Exercise Price shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the effective date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Subject Stock outstanding immediately before such Pro Rata Repurchase and (y) the Current Market Price of a share of Subject Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (i) the number of shares of Subject Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Subject Stock so repurchased and (ii) the Current Market Price per share of Subject Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase. In such event, the number of shares of Subject Stock issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence.

(D) Business Combinations. Subject to the Warrantholder’s rights in Section 14 of this Warrant, in case of any Business Combination or reclassification of Subject Stock (other than a reclassification of Subject Stock referred to in Section 13(A), any Shares issued or issuable upon exercise of this Warrant after the date of such Business Combination or reclassification, shall be exchangeable for the number of shares of stock or other securities or property (including cash) to which the Shares issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant immediately prior to such Business Combination or reclassification would have been entitled upon such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Warrantholder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant. In determining the kind and amount of stock, securities or the property receivable upon exercise of this Warrant after consummation of such Business Combination, if the holders of Subject Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Warrantholder shall have the right to receive upon exercise of this Warrant the kind and amount of consideration received by the majority of holders of the Subject Stock that affirmatively made an election in connection with such Business Combination.

(E) Rounding of Calculations; Minimum Adjustments. All calculations under this Section 13 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 13 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Subject Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Subject Stock, or more.

(F) Timing of Issuance of Additional Subject Stock Upon Certain Adjustments. In any case in which the provisions of this Section 13 shall require that an adjustment shall become effective immediately after the record date for an event involving the issuance of additional Subject Stock, the Company may defer until the occurrence of such event (i) issuing to the Warrantholder of this Warrant exercised after such record date and before the occurrence of such event the additional shares of Subject Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Subject Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Warrantholder any amount of cash in lieu of a fractional share of Subject Stock; provided, however, that the Company upon request shall deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(G) Adjustment for Unspecified Actions. If the Company takes any action affecting the Subject Stock, other than actions described in this Section 13, which in the opinion of the Board of Directors would materially adversely affect the exercise rights of the Warrantholder, the Exercise Price for this Warrant and/or the number of Shares received upon exercise of this Warrant shall be adjusted for the Warrantholder’s benefit, to the extent permitted by law, in such manner, and at such time, as the Board of Directors after consultation with the Warrantholder shall reasonably determine to be equitable in the circumstances. Failure of the Board of Directors to provide for any such adjustment will be evidence that the Board of Directors has determined that it is equitable to make no such adjustments in the circumstances.

(H) Statement Regarding Adjustments. Whenever the Exercise Price or the number of Shares into which this Warrant is exercisable shall be adjusted as provided in Section 13, the Company shall forthwith file at the principal office of the Company a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of Shares into which this Warrant shall be exercisable after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Warrantholder at the address appearing in the Company’s records.

(I) Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Section 13 (but only if the action of the type described in this Section 13 would result in an adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall give notice to the Warrantholder, in the manner set forth in Section 13(H), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(J) No Impairment. The Company will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrantholder hereunder.

(K) Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 13, the Company shall take any action which may be necessary, including obtaining regulatory, New York Stock Exchange or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Subject Stock that the Warrantholder is entitled to receive upon exercise of this Warrant pursuant to this Section 13.

(L) Adjustment Rules. Any adjustments pursuant to this Section 13 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Subject Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Subject Stock.

14. Fundamental Change.

(A) Upon the occurrence of a Preliminary Fundamental Change or Fundamental Change, the Warrantholder may deliver written notice thereof to the Company and, upon occurrence of a Fundamental Change, may cause the Company to purchase this Warrant, in whole or in part, at the higher of (i) the fair market value of this Warrant and (ii) a valuation based on a computation of the option value of this Warrant using the Black-Scholes calculation methods and making the assumptions described in the Black-Scholes methodology described in Exhibit A. Payment by the Company to the Warrantholder of such purchase price shall be due upon the occurrence of the Fundamental Change, subject to the mechanics described in the last paragraph of Exhibit A. At the election of the Company, all or any portion of such purchase price may be paid in cash or shares of Subject Stock valued at the Current Market Price of a share of Subject Stock as of (i) the last trading day prior to the date on which this payment occurs or (ii) the first date of the announcement of such Preliminary Fundamental Change or Fundamental Change (whichever is less), so long as such payment does not cause the Company to exceed the number of shares designated for the Subject Stock, fail to comply with applicable New York Stock Exchange requirements or the requirements of any Governmental Authority or cause the Warrantholder to be in violation of such regulations. To the extent that a payment in shares of Subject Stock would cause the Company to exceed the number of shares designated for the Subject Stock, or fail to comply with applicable New York Stock Exchange requirements or the requirements of any Governmental Authority or would cause the Warrantholder to be in violation of such regulations, once the maximum number of shares of Subject Stock that would not result in exceeding such number designated or the contravention of such regulations has been paid, the remainder of such purchase price may be paid, at the option of the Company and provided the issuance of securities would not cause the Warrantholder to be in violation of such regulations, in the form of cash or authorized and unissued equity securities of the Company having a fair market value on a fully-distributed basis equal to the value (determined as provided above) of the shares of Subject Stock that would have been issued to the Warrantholder in the absence of the limitation described in this sentence. The Company agrees that it will not take any action resulting in a Preliminary Fundamental Change or Fundamental Change in the absence of definitive documentation providing for such election right of the Warrantholder pursuant to this Section 14.

(B) After the Mandatory Conversion Date, upon the occurrence of a Preliminary Warrant Ride-Through Transaction or Warrant Ride-Through Transaction, the Company may deliver written notice thereof to the Warrantholder and, upon occurrence of a Warrant Ride-Through Transaction, may cause this Warrant to become exercisable (A) for such number of shares of common stock of the Acquirer determined by dividing (i) the number of shares of Common Stock into which the Shares would have been convertible immediately prior to the consummation of such Warrant Ride-Through Transaction multiplied by the cash price to be paid for each share of such Common Stock in the Warrant Ride-Through Transaction (or if any consideration other than cash is to be paid, the fair market value of such consideration as determined by the Board of Directors in good faith) (such cash price plus any other consideration, the “Common Consideration”) by (ii) the average Current Market Price of the Acquirer’s common stock over the ten (10) trading days prior to the first public announcement of such Warrant Ride-Through Transaction (the “Acquirer Price”) and (B) at an Exercise Price of equal to the Exercise Price immediately prior to the consummation of such Warrant Ride-Through Transaction divided by the number of shares of Common Stock then issuable upon conversion of a share of Series B Preferred Stock multiplied by a fraction the numerator of which is the Acquirer Price and the denominator of which is the Common Consideration; provided that if, in any such Warrant Ride-Through Transaction, at least 75% of the Common Stock outstanding immediately prior to the consummation of such Warrant Ride-Through Transaction is converted into common stock of the Acquirer, the terms of this Section 14(B) shall not apply and this Warrant shall continue to be exercisable in accordance with its terms subject to adjustment as set forth in Section 13(D). Prior to the consummation of any Warrant Ride-Through Transaction, the Company shall provide written notice to the Warrantholder setting forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the

Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. The Company agrees that it will not take any action resulting in a Preliminary Warrant Ride-Through Transaction or Warrant Ride-Through Transaction in the absence of definitive documentation providing for adjustments to this Warrant and the assumption by the Acquirer of the Company’s obligations under this Warrant pursuant to this Section 14(B).

(C) Notwithstanding Section 14(A) or 14(B), if a Mandatory Conversion Date has occurred, then the terms of Section 14 shall expire and no longer be of any force and effect following the earlier of (i) the second anniversary of the Closing of the Rights Offering (as defined in the Investment Agreement), or (ii) March 15, 2011.

15. Governing Law. This Warrant shall be binding upon any successors or assigns of the Company. This Warrant shall constitute a contract under the laws of New York and for all purposes shall be construed in accordance with and governed by the laws of New York, without giving effect to conflict of laws principles.

16. Attorneys’ Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder as the holder of this Warrant relating hereto, the prevailing party shall be entitled to reasonable attorneys’ fees and expenses incurred in enforcing this Warrant.

17. Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Company and the Warrantholder.

18. Notices. All notices hereunder shall be in writing and shall be effective (A) on the day on which delivered if delivered personally or transmitted by telecopier with evidence of receipt, (B) one Business Day after the date on which the same is delivered to a nationally recognized overnight courier service with evidence of receipt, or (C) five Business Days after the date on which the same is deposited, postage prepaid, in the U.S. mail, sent by certified or registered mail, return receipt requested, and addressed to the party to be notified at the address indicated below for the Company, or at the address for the Warrantholder set forth in the registry maintained by the Company pursuant to Section 9, or at such other address and/or telecopy number and/or to the attention of such other Person as the Company or the Warrantholder may designate by ten-day advance written notice.

19. Prohibited Actions.

(A) Notwithstanding anything in this Warrant to the contrary, in no event shall the Company be required to deliver upon exercise, exchange, termination, repurchase or other similar events of this Warrant in excess of 1,500,000 Shares (subject to any adjustments to the number of Shares issuable upon exercise of this Warrant provided in Section 13) (the “Aggregate Share Cap”). For the avoidance of doubt, under no circumstances will the Company be required to deliver cash in lieu of any Shares otherwise deliverable hereunder in excess of the Aggregate Share Cap.

(B) The Company agrees that it will not take any action which would entitle the Warrantholder to an adjustment of the Exercise Price if the total number of shares of Subject Stock issuable after such action upon exercise of this Warrant, together with all shares of Subject Stock then outstanding and all shares of Subject Stock then issuable upon the exercise of all outstanding options, warrants, conversion and other rights, would exceed the total number of shares of Subject Stock then authorized by its certificate of incorporation.

20. Entire Agreement. This Warrant and the forms and exhibits attached hereto, and the Stockholder Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by a duly authorized officer.

Dated: June 27, 2008

STANDARD PACIFIC CORP.

By:	/s/ Andrew H. Parnes
	Name:	Andrew H. Parnes
	Title:	Executive Vice President – Finance and Chief Financial Officer

Attest:

By:	/s/ Clay A. Halvorsen
	Name:	Clay A. Halvorsen
	Title:	Executive Vice President, General Counsel & Secretary

Address: Standard Pacific Corp. 15326 Alton Parkway Irvine, CA 92618 Fax: (949) 789-1608 Attention: General Counsel

[Form Of Notice Of Exercise]

Date:

TO:	STANDARD PACIFIC CORP.

RE:	Election to Subscribe for and Purchase Subject Stock

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of shares of the Subject Stock set forth below covered by such Warrant. The undersigned, in accordance with Section 3 of the Warrant, concurrently herewith is paying the aggregate Exercise Price for such shares of Subject Stock in the manner set forth below. If applicable, a new warrant evidencing the remaining shares of Subject Stock covered by such Warrant, but not yet subscribed for and purchased, should be issued in the name set forth below. If the new warrant is being transferred without registration under the Securities Act, an opinion of counsel, that the Company has determined to be satisfactory, is attached hereto opining that such proposed transfer of the Warrant does not require registration under the Securities Act.

Number of Shares of Subject Stock:

Method of Payment of Exercise Price (note if cashless exercise pursuant to Section 3(A)(ii) of the Warrant):

Name and Address of Person to be Issued New Warrant:

Holder:
By:
Name:
Title:

WARRANTHOLDER

By:
Name:
Title:

EXHIBIT A

Black-Scholes Assumptions

For the purpose of this Exhibit A:

“Acquiror” means (A) the third party that has entered into definitive document for a transaction, or (B) the offeror in the event of a tender or exchange offer, which could reasonably result in a Fundamental Change upon consummation.

Underlying Security Price:

•        In the event of a merger or acquisition, (A) in the event of an “all cash” deal, the cash per share offered to the Company’s stockholders by the Acquiror; (B) in the event of an “all stock” deal, (1) in the event of a fixed exchange ratio transaction, the product of (i) the average of the Current Market Price of the Acquiror’s Common Stock for the ten (10) trading day period ending on the day preceding the date of the Preliminary Fundamental Change and (ii) the number of Acquiror’s shares being offered for one share of Subject Stock and (2) in the event of a fixed value transaction, the value offered by the Acquiror for one share of Subject Stock; (C) in the event of a transaction contemplating various forms of consideration for each share of Subject Stock, the cash portion, if any, shall be valued as clause (A) above and the stock portion shall be valued as clause (B) above and any other forms of consideration shall be valued by the Board of Directors of the Company in good faith, without applying any discounts to such consideration.

•        In the event of all other Fundamental Change events, the average of the Current Market Price of the Subject Stock for the five trading day period beginning on the date of the Preliminary Fundamental Change.

Exercise Price:	The Exercise Price as adjusted and then in effect for the Warrant.

Dividend Rate:	The Company’s annualized dividend yield as of the date of the Preliminary Fundamental Change in the event of a Fundamental Change (the “Reference Date”).

Interest Rate:	The applicable U.S. 5-year treasury note risk free rate as of the Reference Date.

Model Type:	Black-Scholes

Exercise Type:	American

Put or Call:	Call

Trade Date:	The Reference Date

Expiration Date:	Expiration Time

Settle Date:	The Reference Date

Exercise Delay:	0

Volatility:	The average daily volatility over the previous twelve months for the Common Stock as listed by Bloomberg L.P., as of the Reference Date

Such valuation of the Warrant based on the Black-Scholes methodology shall not be discounted in any way. If the Warrantholder disputes such Black-Scholes valuation pursuant to this Exhibit A as calculated by the Company, the Company and the Warrantholder will choose a mutually-agreeable firm to compute the valuation of the Warrant using the guidelines above, and such valuation shall be final. The fees and expenses of such firm shall be borne equally by the Company and the Warrantholder.

The Company covenants that it will not close a Fundamental Change transaction or otherwise facilitate the closing of a tender or exchange offer as referenced above until giving the Warrantholder at least five (5) Business Days prior to the consummation of such Fundamental Change to sell or distribute the Subject Stock to be received upon exercise of the Warrant and will use commercially reasonable efforts to cooperate with the Warrantholder to ensure that there is either (i) an effective registration statement available to facilitate the sale of Common Stock (if any) underlying such Subject Stock during such five (5) Business Day period or (ii) an effective opportunity provided in the case of a tender or exchange offer as referenced above to tender such shares in to the offer.